CNL Strategic Residential Credit, Inc. 10-K

EXHIBIT 19.1

Insider Trading Policy

I.	Introduction / Overview

The purpose of this Insider Trading Policy (“Policy”) is to provide general procedural guidelines for Covered Persons to follow when in possession of Material Nonpublic Information about the Company or other entities. In order to avoid the appearance of trading on nonpublic information and to facilitate compliance with certain transaction reporting obligations under applicable federal securities laws, the policy also provides procedures for Covered Persons to follow when conducting transactions in Company Securities or other restricted securities and reporting such transactions to the U.S. Securities and Exchange Commission (“SEC”) and other applicable exchanges. Trading on Material Nonpublic Information or providing Material Nonpublic Information to others who purchase or sell securities based on such information is a violation of the federal securities laws and is prohibited by the Company. Violations of federal securities laws may result in civil or criminal liability for a Covered Person, the Company and the Company’s officers and directors. Therefore, any violation of this policy by a Covered Person may result in disciplinary action including, but not limited to, termination for cause of employment or agreement.

II.	Scope of Policy

This Policy applies to all Covered Persons who receive or are exposed to Material Nonpublic Information of the Company or a Restricted Company. A “Covered Person” is any individual who is a director, officer, other management personnel, full-time employee, part-time employee, consultant, independent contractor, temporary worker, auditor, agent or representative of any public company sponsored or actively advised or managed by the Company. The “Company” means CNL Financial Group, LLC, any CNL-sponsored product and any of their current or future Affiliates.

In addition to Covered Persons, this Policy applies to members of a Covered Person’s Immediate Family, members of a Covered Person’s household, any entity over which a Covered Person has control, any partnership of which a Covered Person is a general partner, any trust of which a Covered Person is a trustee, and any estate of which a Covered Person is an executor or personal representative and any independent retirement accounts over which a Covered Person has control.

Individuals who have recently separated from the Company or otherwise terminated a relationship with the Company will be expected to comply with the terms of this policy for the period of time during which such individuals are in possession of Material Nonpublic Information until its public release and absorption by the securities market.

III.	Statement of Policy

A.	Policy against Insider Trading of Company Securities

No Covered Person who is aware of Material Nonpublic Information relating to the Company may, directly or through family members or other persons or entities, (A) buy, sell or trade Securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (B) pass that information on to others outside the Company, including family and friends.

B.	Policy against Insider Trading of Restricted Company Securities

In addition, no Covered Person who, in the course of working for or engaging in business with the Company, learns of Material Nonpublic Information about a company with which the Company does business, including a business partner, customer, tenant, client, vendor or supplier of the Company (a “Restricted Company”), may trade in that Restricted Company’s Securities until the information becomes public or is no longer material.

Securities laws consider a Covered Person who obtains Material Nonpublic Information concerning a Restricted Company to be an insider of that Restricted Company. Therefore, if such Covered Person, in violation of insider trading laws, trades such Restricted Company’s Securities or makes trading recommendations to others, he or she may be subject to possible civil and criminal penalties. All Covered Persons should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related to the Company.

C.	Non-Disclosure of Material Nonpublic Information, Inclusive of Regulation FD

“Material Nonpublic Information” is information that a reasonable investor would consider important in making an investment decision regarding the purchase or sale of the Securities in question and that has not been previously disclosed to the general public or is otherwise not readily available to the general public. Either positive or negative information may be material. While it is not possible to define all categories of material information, examples of information that, as a general rule, should be considered material are as follows:

•	Projections of future earnings or losses
•	Financial results
•	Known, but unannounced earnings or losses
•	Declaration of a stock split or the offering of additional shares
•	News of a pending or proposed merger
•	News of a pending or proposed significant acquisition or disposition
•	Impending bankruptcy or financial liquidity problems
•	Gain of a significant client
•	Early termination of a significant client contract
•	Changes in distribution policy
•	Changes in public offering price, net asset value or value of securities
•	New equity or debt offerings
•	Significant acquisitions or divestitures
•	Significant exposure due to actual or threatened litigation
•	Changes in senior management

Individuals are reminded of the obligations that apply to public reporting companies under Regulation FD. “Regulation Fair Disclosure” (FD) requires that, whenever such a reporting company (or a person acting on its behalf) selectively discloses material nonpublic information to certain specified persons (such as broker-dealers, investment advisers, analysts, and investors), the Company must simultaneously disseminate the information to the public. Certain exemptions apply, such as disclosure to: (i) a person who owes the company a duty of trust or confidence, including an attorney, investment banker, or accountant and (ii) persons who have expressly agreed to maintain the communicated information in confidence. Please contact the Company Legal Department for questions.

“Confidential Information”, including Material Nonpublic Information, is information gained in the course of a Covered Person’s employment or business relationship with the Company. A Covered Person may gain Confidential Information while performing duties or by merely being in contact with Company business partners. Confidential Information may belong to the Company or to a business partner of the Company. For certain projects, Confidential Information may be specifically defined in a confidentiality, non-disclosure or other agreement. Maintaining the confidentiality of Confidential Information is essential. Covered Persons should treat all information they learn about the Company or its business partners as confidential and proprietary. Inadvertent disclosure of Confidential Information may expose the Company and its officers, directors and employees to significant risk. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please direct any such inquiry to the Company’s Legal Department.

IV.	Pre-Clearance of Trades

A Covered Person and his/her Immediate Family and household members are subject to the following Pre-clearance Requirements prior to trading Company Securities or Restricted Company Securities. Trading includes buying, selling or otherwise transferring Securities. Trading refers not only to the purchase or sale of Securities, but also to the purchase or sale of puts, calls, or other options with respect to such Securities.

A.	Requests for pre-clearance must be submitted in writing by the Covered Person to a Company Designated Compliance Officers via the Request for Pre-Clearance and Certification form that is available on the Company’s intranet, at least three (3) business days in advance of a proposed transaction (“notice period”). The Company Designated Compliance Officers may consult with managers, product management or Company Legal Counsel to determine if there is any question regarding the appropriateness of a transaction under the Policy prior to approval. The three-day notice period may be waived by the CNL Designated Compliance Officer, as applicable, if he/she is able to evaluate and determine the appropriateness of a proposed transaction under the Policy in a shorter period of time.

B.	The Covered Person must positively affirm and represent they are not in the possession of Material Nonpublic Information.

C.	No transactions in Company Securities or Restricted Company can be made without the prior written approval (which may include email approval) of at least one of the Company Designated Compliance Officers. A copy of such approval shall be maintained in the records of the Company Designated Compliance Officers and such approval shall be evidence of any waiver of the notice period. No Covered Person may pre-clear his/her own transactions in Company Securities or Restricted Company Securities.

D.	Approval of a transaction is valid for no more than ten (10) business days, except as otherwise may be reduced by written communication from Company compliance personnel. If the transaction order is not placed within that period, clearance of the transaction must be re-requested.

E.	In the event a request is denied by a Company Designated Compliance Officer, the basis for the denial will be provided to the requesting individual. The requesting individual may request that the Company Legal Department review of the decision.

F.	All matters with respect to transaction approvals shall be kept confidential by both parties.

V.	Securities Trading Plans; SEC Rule 10b5 -1

Pursuant to SEC Rule 10b5-1 and Company policies, Covered Person employees may be permitted to trade in Company Securities outside of the preclearance requirements pursuant to an approved securities trading plan, provided that the established plan of transactions has been previously approved by the Company’s Legal Department.

VI.	Restriction on Speculative Trading and Short Sales and Secondary Market Trading

Covered Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person in conflict with the best interests of the Company and its security holders. Anyone may, of course, in accordance with this Policy and other Company policies, exercise options granted to them by the Company. Additionally, to the extent shares of Company Securities are available for purchase in the secondary market or the opportunity exists to sell owned Company Securities into the secondary market, Covered Persons are prohibited from effecting secondary market transactions.

VII.	Tipping

Any person who possesses Material Nonpublic Information is considered an insider as to that information. Insiders include Covered Persons and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each item of Material Nonpublic Information of which he or she is aware.

Insiders may be liable for communicating or tipping Material Nonpublic Information to any third party tippee. A tippee is defined as a person to whom an insider has disclosed Material Nonpublic Information regarding a company or to whom the insider has made recommendations or expressed an opinion on trading in a company’s Securities based on such information. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on Material Nonpublic Information tipped to them and individuals who trade on Material Nonpublic Information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on Material Nonpublic Information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain Material Nonpublic Information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. A purpose of this Policy is to prohibit tipping of Material Nonpublic Information of the Company or of any Restricted Company.

VIII.	Potential Sanctions

Individuals who trade on Material Nonpublic Information or tip Material Nonpublic Information to others can be subject to an array of civil and criminal penalties and regulatory sanctions. Violations are taken seriously by the SEC as well as the Department of Justice, the U.S. Attorney’s Office and state Attorneys General. Potential repercussions include:

▪	Criminal fines for individuals, regardless of whether a sizable profit or any profit at all was made, and potential incarceration;
▪	Disgorgement of profits gained or losses avoided and interest thereon (in unlawful tipping
▪	situations, tippees may be subject to disgorgement and disgorgement of both the tipper’s and tippees’ profits may be obtained from the tipper);
▪	Civil penalties of up to three times the profit gained or loss avoided (additional civil penalties are available against registered securities professionals if such professionals willfully aid and abet securities law violations);
▪	Injunctions against future violations or cease and desist proceedings;
▪	Temporary or permanent bars from serving as a director or officer of a publicly traded company;
▪	Bars or suspensions from practicing before the SEC for certain professionals; and
▪	Civil liability in private lawsuits.

In addition to the potentially severe criminal and civil penalties for the violation of insider trading laws, violation of this Policy may result in the imposition of sanctions by the Company. Sanctions could include immediate termination of employment or of any relevant agreement for cause, as applicable.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws. The securities laws do not recognize such mitigating circumstances. Any securities transaction that becomes subject to scrutiny will be analyzed after-the-fact with the benefit of hindsight. Consequently, before engaging in any transaction, Covered Persons should carefully consider how the authorities and others might view the transaction looking backwards in time. Even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

APPENDIX A

Definitions

“Affiliate” means any person or legal entity that directly or indirectly through one more intermediaries controls, is controlled by or is under common control with the Company or is otherwise a CNL-branded entity.

“Company” refers to CNL Financial Group, LLC, any CNL-sponsored product, and any of their respective Affiliates.

“Company Designated Compliance Officer” refers to any number of individuals specified on the Company’s intranet to review requests for pre-clearance of trades.

“Confidential Information” shall have the meaning given to it in Section III.

“Covered Person” means any individual who is a director, officer, other management personnel, full-time employee, part-time employee, consultant, independent contractor, temporary worker, auditor, agent or representative of (i) any product company issuer that is (a) sponsored and/or (b) actively advised or managed by the Company; (ii) the adviser or manager of such product company issuer described above in (i); and (iii) CNL Securities Corp. Covered Persons shall also include any Specially Restricted Person.

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

“Material Nonpublic Information” shall have the meaning given to it in Section III.

“Policy” refers to this Insider Trading Policy, as amended.

“Regulation Fair Disclosure (FD)” shall have the meaning given to it in Section III.

“Restricted Company” shall mean any company with which the Company does business, including a business partner, customer, tenant, client, vendor or supplier of the Company about which a Covered Person, in the course of working for or engaging in business with the Company, learns of Material Nonpublic Information.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” refer to any security of the Company or a Restricted Company, including, without limitation, common stock, preferred stock, derivative securities such as warrants and options, and debt securities such as debentures, bonds, and notes (convertible and non-convertible).

“Specially Restricted Person” means any person that has been designated as a Specially Restricted Person by the Company’s Designated Compliance Officer or an attorney within the Company’s Legal Department.